Exhibit 99.1

[LOGO OF READ-RITE CORPORATION]

Read-Rite Corporation

44100 Osgood Road

Fremont, California 94539

Investor Relations

888-377-7378 Tollfree

510-683-7534 Fax

FOR IMMEDIATE RELEASE

CONTACT:	Read-Rite Corporation

Jane Conn

(510) 683-7676

READ-RITE ANNOUNCES NOTIFICATION TO SHAREHOLDERS OF NASDAQ EXCEPTION IN

CONNECTION WITH ADDITIONAL FINANCING; COMPANY ALSO AMENDS RIGHTS PLAN

FREMONT, CA – April 9, 2003 – Read-Rite Corporation (Nasdaq: RDRT) today announced, as required in the exception it received from Nasdaq on April 1, 2003, that it was notifying all shareholders of its recent financing with Tennenbaum Capital Partners, LLC and explaining the basis for the exception it received from Nasdaq concerning relief from the requirement for obtaining shareholder approval in connection with this transaction.

The rules of the Nasdaq Stock Market require issuers to obtain stockholder approval prior to the sale or issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of their common stock if the price is less than either the book value of the stock or the market value of the stock. The rules also require stockholder approval prior to the issuance of common stock that would cause a change in control of the issuer. However, the rules do provide for an exception to the stockholder approval requirement in the event that a delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise. This is the exception the company obtained from Nasdaq on April 1, 2003.

On March 7 and March 30, 2003, the Audit Committee of the Board of Directors determined that the delay inherent in seeking stockholder approval in connection with the Company’s proposed transaction with Tennenbaum would seriously jeopardize the financial viability of the company and authorized and directed the officers of the company to seek from Nasdaq an exception to the stockholder approval requirement in connection with the Tennenbaum financing. On March 14, 2003, Read-Rite applied for an exception to the Nasdaq stockholder approval requirement in connection with the Tennenbaum financing and, on April 1, 2003, Nasdaq granted Read-Rite such an exception. This exception, as noted above, requires that the company notify all shareholders of this transaction by mail prior to the issuance of such securities to Tennenbaum.

Read-Rite also announced that on March 31, 2003, it amended and restated its Preferred Shares Rights Agreement, dated as of March 3, 1997, by and between Read-Rite and Mellon Investor Services LLC (formerly

ChaseMellon Shareholder Services, LLC) to, among other things, avoid a Triggering Event upon the issuance or exercise of the warrants in connection with the Tennenbaum financing. The amended and restated rights agreement appears as Exhibit 1 to Amendment No. 1 to Read-Rite’s registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 4, 2003.

Read-Rite Corporation is one of the world’s leading independent manufacturers of magnetic recording heads, head gimbal assemblies (HGAs) and head stack assemblies (HSAs) for disk drives and tape drives. The company is headquartered in Fremont, California and has operations in Japan, Thailand, South Korea, the Philippines and Singapore. The company’s home page on the world wide web can be reached at http://www.readrite.com.

# # # #